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                                                                   EXHIBIT 16.1


                                                   October 21, 1999

Board of Directors
Applied Digital Solutions Inc.
400 Royal Palm Way
Palm Beach, Florida 33480

Ladies and Gentlemen:

                  RE: Intellesale com. Inc.

We have been informed by Applied Digital Solutions, Inc., formerly Applied Cellular Technology, Inc. [Parent Company of Intellesale.com, Inc. ("Company")] that it has replaced us with PricewaterhouseCoopers LLC, as the Company's independent accountants for the year ending December 31, 1998.

We have read the Company's Registration Statement of Form S-1 and are in agreement with the statements contained under the heading "Change in Independent Accountants" therein.


                                         Very truly yours,


                                         /s/ Rubin, Brown, Gornstein & Co. LLP

                                         RUBIN, BROWN, GORNSTEIN & CO. LLP